Exhibit 99.1

[Logo]


                                                    Level 3 Communications, Inc.
                                                         1025 Eldorado Boulevard
                                                            Broomfield, CO 80021
                                                                  www.Level3.com


                                                                   NEWS  RELEASE


FOR IMMEDIATE RELEASE

Level 3 Contacts:
Media:            Josh Howell                        Investors:       Robin Grey
                  720/888-2517                                      720/888-2518





                      LEVEL 3 REPORTS THIRD QUARTER RESULTS

      Communications GAAP Services Revenue Increases 71 Percent Over Third
                                  Quarter 2000

               Communications Gross Margin Improves to 64 Percent

                 Additional Cost Cutting Initiatives Announced;
                       Include Work Force Reduction of 750


BROOMFIELD, CO, October 25, 2001 - Level 3 Communications, Inc. (Nasdaq:LVLT) today announced its third quarter 2001 results. Communications GAAP revenue for third quarter 2001 was $319 million, a 25 percent increase over third quarter
2000. Communications GAAP services revenue was $233 million, a 71 percent increase over third quarter 2000. Communications cash revenue for the quarter was $395 million. Consolidated revenue for the quarter was $375 million, compared with $341 million for the third quarter 2000.

The net loss for the quarter was $437 million, or $1.17 per share. Excluding the $94 million net gain primarily from previously announced debt for equity exchanges completed during the third quarter, net loss was $531 million, or $1.42 per share.

"Given the difficult economic environment, we believe our performance is a demonstration of both our financial and operational strength," said James Q. Crowe, CEO of Level 3.

Third Quarter Financial Highlights
Communications Cash Revenue and GAAP Revenue:
Communications cash revenue for the third quarter was $395 million. Communications cash revenue is defined as communications revenue plus changes in cash deferred revenue. Communications cash revenue includes upfront cash received for dark fiber and other capacity sales that are recognized as GAAP revenue over the life of the contract, generally ranging from 5 to 20 years.

Communications GAAP revenue for third quarter 2001 was $319 million, a 25 percent increase over the same period last year. The increase was a result of existing customers purchasing additional services as well as new customer contracts.

Included in total communications GAAP revenue was $233 million of communication services revenue, $60 million of non-recurring revenue from dark fiber sales and $26 million attributable to reciprocal compensation. Communications revenue, excluding non-recurring dark fiber revenue, increased 69 percent to $259 million, up from $153 million for the same period last year.

In June 2001, the company announced its intent to focus sales efforts on more established companies with substantial communication services needs. In line with this initiative, the company had approximately 2,100 customers at the end of the quarter down from 2,275 as of the end of the second quarter. Approximately 77 percent of the customer base currently purchases more than one Level 3 service.

Other Revenue: Other revenue of $56 million for the third quarter included $30 million from (i)Structure and $20 million from coal mining, versus (i)Structure revenue of $30 million and coal mining revenue of $50 million for the same period last year.

Expenses
Cost of Revenue: Consolidated cost of revenue for third quarter 2001 was $150 million, representing a 25 percent decrease from the third quarter 2000 and a 29 percent decrease from the second quarter 2001. Gross margin for the communications business was 64 percent for the quarter, up from 38 percent for the same period last year and 47 percent for the second quarter.

"Our gross margins, which we believe are among the best in the industry, are clear evidence of the efficiency of our network infrastructure," said Kevin O'Hara, president and COO of Level 3. "Over the next several quarters we expect continued improvements in this key measure of performance."

Selling, General and Administrative Expenses (SG&A): SG&A expenses were $249 million for the third quarter, versus $260 million for the second quarter, which excludes $101 million of restructuring charges, and versus $237 million for the same period last year.

EBITDA and Adjusted EBITDA: Consolidated EBITDA, excluding stock-based compensation expense was negative $24 million for the third quarter, compared to negative $82 million, excluding charges, last quarter, and negative $95 million for the same period last year. Consolidated Adjusted EBITDA was positive $73 million for the third quarter, compared to positive $57 million for the same period last year. Consolidated Adjusted EBITDA is defined as Consolidated EBITDA plus the change in cash deferred revenue and excluding non-cash cost of goods sold associated with certain capacity sales and dark fiber contracts.

Stock-Based Compensation Expense: The company recognized $82 million in stock-based compensation expense during the quarter. The OSO Program represents the principal component of the company's stock-based compensation. This expense is accounted for in accordance with SFAS No. 123, "Accounting For Stock-Based Compensation." Level 3 expenses the value of OSOs and its other stock-based compensation over the respective vesting period. This approach is in contrast to the current practice of most corporations under which conventional stock options are not accounted for as an expense on the income statement.

Under Level 3's plan, OSOs are issued quarterly to all employees, with the value of the options indexed to the performance of the company's common stock relative to the performance of the Standard & Poor's 500 (S&P 500) Index.

Depreciation and Amortization: Depreciation and amortization expenses for the quarter were $314 million, a 91 percent increase over the same period last year. The year over year increase primarily reflects the additional network assets placed in service over the past year to support the communications business.

Capital Expenditures: Capital expenditures for property, plant and equipment were $370 million for the quarter, declining from $772 million during the second quarter and $1.4 billion for the same period last year. This reduction in capital expenditures reflects the completion of the network and the company's previously announced cost management initiatives.

"The substantial decrease in capital expenditures is a significant contributor to our confidence in our financial strength," said O'Hara. "These decreases in spending reflect our ability to successfully implement cost controls in this area."

Debt Repurchase: The company retired approximately $1.9 billion face amount of debt through a combination of debt for equity exchanges completed during the third quarter and the tender offer which expired October 22. Pro forma for the tender offer, long term debt outstanding at the end of the third quarter is $6.2 billion.

Network  Highlights
North American Intercity Network: The company has lit all 15,889 miles of its North American intercity network. A fiber network is considered to be "lit" when electronics are installed, thereby enabling the network to carry customer traffic.

The company has migrated approximately 98 percent of the customer traffic to its own network from its leased, long haul network, and the balance is expected to be migrated by the end of the year.

Markets and Local Fiber Networks in Service: At the end of the third quarter, Level 3 offered services in 68 markets, 57 North American markets, nine European markets and two Asian markets.

The company has local fiber networks in 36 markets, 27 in North America and nine in Europe. Level 3 has over 2,150 local route miles built in North America and Europe, and 1,740 of those route miles are lit. Additionally, the company has constructed approximately 850,000 local fiber miles to date.

Business  Outlook
On June 18, 2001 the company provided an updated business outlook and associated financial projections. This outlook was based, in part, on two assumptions:

o The companys rate of growth would be negatively impacted by cancellation of backlogged sales and disconnects of existing service by lower credit quality customers. The company stated that it expected these disconnects and cancellations to occur primarily over the balance of 2001.

o The slowdown in the economy generally and in the communications services industry specifically would begin to reverse late in 2001 or early 2002.

While subject to many factors that are difficult to forecast, the company expects that the negative effects of cancellations and disconnects will be generally in line with its earlier assumption. However, the September 11 attacks and subsequent events have altered the company's views concerning the severity and duration of the slowdown in the economy broadly and in the communications services industry market.

"Like many observers, we no longer believe that it is possible to predict the duration of the economic slowdown with any degree of precision," said Crowe. "The wide range of possible outcomes, over even the short term, may be unprecedented in recent history. Given these circumstances, we do not believe it is realistic to provide reliable longer-term projections at this time.

"While we cannot supply a longer term projection at this time, we are providing an estimate of key financial metrics for the fourth quarter of this year. We expect to continue to provide quarterly projections one quarter in advance."

The company will continue to review its practices with respect to providing a business outlook and projections and will make appropriate changes in light of future conditions.

Cost Management Initiatives
In light of the economic uncertainty, the company is implementing certain cost management initiatives in the area of SG&A and continuing its efforts focused on further reducing capital and network expenditures. These actions are intended to bring expenses in line with revenue levels resulting from performance that does not improve over current levels.

"We certainly expect our sales and rate of installs to increase over time," said O'Hara. "However, given the volatile economic environment, the timing of the improvement is uncertain.

We therefore believe it is prudent to reduce our non-sales related expenses to levels commensurate with today's level of performance. We are continuing to invest in sales and marketing efforts to ensure we are positioned to benefit from opportunities as they arise. We expect to rapidly increase our other expenditures when increases in sales activity make it appropriate to do so."

The company expects to reduce its annual SG&A expense run-rate by approximately $150 million. These savings are expected to result from a number of cost management initiatives, including a work force reduction.

The company currently employs approximately 4,500 people, including approximately 3,950 in the communications business. The company plans to reduce its global work force by approximately 750 employees, primarily non-sales related positions in the communications business. These reductions are expected to occur mainly during the fourth quarter through the combination of a work force reduction and attrition. The company expects to recognize a significant charge during the fourth quarter associated with the work force reduction.

In addition, the company expects to continue to benefit from its previously announced capital expenditure reduction initiatives. As a result of these efforts, capital expenditures for 2001 are expected to be $2.7 billion versus a previously announced amount of $3.0 billion.

Quarterly Projections
Level 3 expects communications cash revenue for the fourth quarter of $405 million and communications GAAP revenue of $270 million. Approximately $230 million of the communications GAAP revenue is expected to be derived from services revenue, approximately $25 million from reciprocal compensation and $15 million from non-recurring dark fiber sales.

The company expects consolidated Adjusted EBITDA of $50 million and Consolidated EBITDA of negative $60 million for the fourth quarter. Incorporating the effects of the recently completed debt repurchase, the company expects fourth quarter earnings of $.75 per share, or a loss of $1.70 per share excluding the effects of the debt repurchase. These Adjusted EBITDA, EBITDA and per share estimates exclude the anticipated charge related to the company's cost reduction initiatives. Capital expenditures for the fourth quarter are expected to be approximately $375 million.

Summary Comments
"While it is difficult to predict the timing with any certainty, we expect both the economy and our company's performance to markedly improve in the future. Communications is a central pillar of information technology and demand is certain to grow rapidly over time. Level 3's continuously upgradeable network and cost efficient, broadband services place us in the forefront of companies that will benefit from this certain outcome," said Crowe. "While we do not believe it is feasible to provide long-term guidance at this time, we believe it is important to tell our investors why we continue to have confidence in our financial strength. This confidence stems from many positive factors, including:

o    Our current performance, even in these difficult economic times;
o Our improving gross margins, as clearly demonstrated by this quarter's results;
o    Our success in tightly managing expenses; and

o The shift in capital spending from network construction, which is now essentially complete, to expenditures made only when tied directly to sales.

Given the cost management initiatives we have announced, we believe that Level 3 remains prefunded to free cash flow breakeven, even if market activity remains at today's depressed levels."

About Level 3 Communications
Level 3 (Nasdaq:LVLT) is a global communications and information services company offering a wide selection of services including IP services, broadband transport services, colocation services, and the industry's first Softswitch based services. Level 3 offers services primarily to communications intensive companies, which deliver their services over the Level 3 Network. Its Web address is www.Level3.com.

Some of the statements made by Level 3 in this press release are forward-looking in nature. Actual results may differ materially from those projected in forward-looking statements. Level 3 believes that its primary risk factors include, but are not limited to: changes in the overall economy relating to, among other things, the September 11 attacks and subsequent events, substantial capital requirements; development of effective internal processes and systems; the ability to attract and retain high quality employees; technology; the number and size of competitors in its markets; law and regulatory policy; and the mix of products and services offered in the company's target markets. Additional information concerning these and other important factors can be found within Level 3's filings with the Securities and Exchange Commission. Statements in this release should be evaluated in light of these important factors.

Attachment 1

                  LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES
                      Consolidated Condensed Balance Sheets
                                   (unaudited)


                                                                                September 30,          June 30,
(dollars in millions)                                                               2001                 2001

Assets

Current Assets
   Cash and cash equivalents                                                    $    1,491            $   1,418
   Marketable securities                                                             1,077                1,743
   Restricted securities                                                               152                  148
   Accounts receivable, less allowances of $34 and $34, respectively                   326                  484
   Other                                                                               102                  103
                                                                                       ---                  ---
Total Current Assets                                                                 3,148                3,896

Property, Plant and Equipment, net                                                  10,604               10,480

Other Assets, net                                                                      499                  512
                                                                                       ---                  ---
                                                                                $   14,251             $ 14,888
                                                                                ==========             ========
Liabilities and Stockholders' Equity

Current Liabilities:
   Accounts payable                                                             $      989           $    1,380
   Current portion of long-term debt                                                     7                    9
   Accrued payroll and employee benefits                                               131                  114
   Accrued interest                                                                     95                  124
   Deferred revenue                                                                    170                   87
   Other                                                                               179                  174
                                                                                       ---                  ---
Total Current Liabilities                                                            1,571                1,888

Long-Term Debt, less current portion                                                 7,910                7,959

Deferred Revenue                                                                     1,167                1,168

Accrued Reclamation Costs                                                               95                   94

Other Liabilities                                                                      385                  394

Stockholders' Equity                                                                 3,123                3,385
                                                                                     -----                -----
                                                                                $   14,251             $ 14,888
                                                                                ==========             ========


Attachment 2

                          LEVEL 3 COMMUNICATIONS, INC.
                 Consolidated Condensed Statements of Operations
                                   (Unaudited)
                                                            Three Months Ended                       Nine Months Ended
                                                               September 30,                           September 30,
                                                   --------------------------------------------------------------------------------
(dollars in millions)                                     2001              2000                 2001                2000
-----------------------------------------------------------------------------------------------------------------------------------

Revenue:
  Communications                                     $     319         $     255           $   1,035           $      505
  Information Services & Other                              56                86                 178                  247
                                                   --------------------------------------------------------------------------------
    Total Revenue                                          375               341               1,213                  752

Costs and Expenses:
  Cost of Revenue                                          150               199                 629                  483
  Depreciation and Amortization                            314               164                 882                  391
  Selling, General and Administrative                      249               237                 794                  625
  Stock-Based Compensation                                  82                61                 244                  158
  Restructuring & Impairment Charges                        -                 -                  111                    -
                                                   --------------------------------------------------------------------------------
    Total Costs and Expenses                               795               661               2,660                1,657
                                                   --------------------------------------------------------------------------------

Loss from Operations                                      (420)             (320)             (1,447)                (905)

Other Loss, net                                           (111)              (41)               (350)                 (28)
                                                   --------------------------------------------------------------------------------

Loss before Income Taxes                                  (531)             (361)             (1,797)                (933)

Income Tax Benefit                                           -                10                   -                   30
                                                   --------------------------------------------------------------------------------

Net Loss Before Extraordinary Item                        (531)             (351)             (1,797)                (903)

Extraordinary Gain on Debt Extinguishment                   94                -                   94                    -
                                                   --------------------------------------------------------------------------------

Net Loss                                             $    (437)        $    (351)          $  (1,703)         $      (903)
                                                   ================================================================================


Loss per Share:
  Basic and Diluted
    Net Loss before Extraordinary Item               $   (1.42)        $   (0.96)          $    (4.85)         $     (2.50)
    Extraordinary Gain on Debt Extinguishment             0.25                 -                 0.25                    -
                                                   --------------------------------------------------------------------------------
    Net Loss                                         $   (1.17)        $   (0.96)          $    (4.60)         $     (2.50)
                                                   ================================================================================

  Loss per Share excluding Restructuring
    & Impairment Charges
    Basic and Diluted
      Net Loss before Extraordinary item                                                  $    (4.46)         $     (2.50)
                                                                                         ==========================================
      Net Loss                                                                            $    (4.20)         $     (2.50)
                                                                                         ==========================================

Weighted Average Shares Outstanding
  (in thousands):
  Basic and Diluted                                    375,638           366,788             370,582              360,956
                                                   ================================================================================